INTERDIGITAL ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2018

5% Decrease in Operating Expenses, Continued Licensing Strength and New Tax Rate Provide Platform for Growth, Profitability

WILMINGTON, DE. - April 26, 2018 - InterDigital, Inc. (NASDAQ:IDCC), a mobile technology research and development company, today announced results for the first quarter ended March 31, 2018.
Effective January 1, 2018, the company adopted a new revenue recognition standard ("ASC 606"), which impacted the company’s recognition of revenue from certain of its fixed-fee and per-unit license agreements. The company adopted ASC 606 using the modified retrospective method, which means that the total amount of revenue reported for first quarter 2017 has not been restated in the current financial statements. In the interest of comparability during the transition year to ASC 606, the company has provided revenue, net income and earnings per share information in accordance with both ASC 606 and revenue recognition rules in effect prior to the adoption of ASC 606 (“ASC 605”).
First Quarter 2018 Financial Highlights

•
First quarter 2018 recurring revenue was $64.1 million. Under ASC 605, recurring revenue for first quarter 2018 would have been $91.6 million, compared to $94.5 million in 2017, primarily driven by the expiration of a technology solutions agreement. Recurring revenue consists of current patent royalties and current technology solutions revenue.

•	First quarter 2018 total revenue was $87.4 million. Under ASC 605, total revenue for first quarter 2018 would have been $104.9 million, compared to $94.5 million in first quarter 2017.

•	First quarter 2018 operating expenses decreased by $3.3 million to $57.3 million, compared to $60.6 million in first quarter 2017. Operating expenses were not affected by the adoption of ASC 606.

•
First quarter 2018 includes a tax benefit of $4.9 million, for an effective tax rate benefit of 20.6%, compared to a tax benefit of $1.6 million, for an effective tax rate benefit of 5.2%, in first quarter 2017. The current period benefit was driven by:

◦
the decrease in the U.S. corporate tax rate from 35% to 21% and the imposition of a 13.125% tax rate on income that qualifies as Foreign Derived Intangible Income ("FDII"), under the Tax Cuts and Jobs Act, effective January 1, 2018;

◦	timing differences between the recognition of book and tax revenue that magnify the FDII impact in the current period; and

◦	discrete tax benefits associated with the sale of a small commercial initiative and stock-based compensation.

•
The company expects to report a negative effective tax rate for the full year, but expects its long-term tax rate will be in the range of approximately 14% to 15%. The effective tax rate reported in any given year will continue to be influenced by a variety of factors, including timing differences between the recognition of book and tax revenue, the level of pre-tax income or loss, the foreign vs. domestic classification of the company’s customers, and any discrete items that may occur. The company further notes that its tax positions could be altered by pending IRS regulations that could clarify certain provisions of the Tax Cuts and Jobs Act.

•
First quarter 2018 net income[1] was $29.9 million, or $0.84 per diluted share. Under ASC 605, net income for first quarter 2018 would have been $46.1 million, or $1.29 per diluted share, compared to $33.8 million, or $0.93 per diluted share, in first quarter 2017.

•
In first quarter 2018, the company recorded $0.6 million of cash used in operating activities, compared to $25.9 million of cash used in first quarter 2017. The company used $9.0 million of free cash flow[2] in first quarter 2018, compared to $33.9 million of free cash flow used in first quarter 2017. These changes were primarily due to the timing of cash receipts under fixed-fee agreements. Ending cash and short-term investments totaled $1.1 billion.

“This quarter was anchored in the strength of our revenue base and licensing activities and highlighted by continued operating expense discipline, which we intend to maintain even as we expand our business,” said William J. Merritt, President and Chief Executive Officer. “With continued careful expense management and the positive impact of a new tax rate on our business, InterDigital benefits from a tremendous platform for the expansion of our technology footprint, and growth and increased profitability in our licensing program.”

Conference Call Information
InterDigital will host a conference call on Thursday, April 26, 2018 at 10:00 a.m. Eastern Time to discuss its first quarter 2018 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the live webcast on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (866) 548-4713 within the United States or +1 (323) 794-2093 from outside the United States. Please call by 9:50 a.m. ET on April 26th and give the operator conference ID number 8688615.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET April 26 through 1:00 p.m. ET May 1. To access the recorded replay, call +1 (719) 457-0820 or +1 (888) 203-1112 and use the replay code 8688615.

About InterDigital®
InterDigital develops mobile technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, (i) our current expectations with respect to our effective tax rate for 2018 and our long-term tax rate; (ii) our intention to maintain our operating expense discipline as we expand our business and (iii) our belief that InterDigital benefits from a tremendous platform for the expansion of our technology footprint and growth and increased profitability in our licensing program. Words such as "believe," "anticipate," "estimate," "expect," "project," "intend," "plan," "forecast," "goal," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties.  Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital's roadmap; (v) our ability to commercialize the company's technologies and enter into customer agreements; (vi) the failure of the markets for the company's current or new technologies and products to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company's technologies and products; (viii) changes in our interpretations of, and assumptions and calculations with respect to the impact on the Company of, the Tax Cuts and Jobs Act, as well as further guidance that may be issued regarding the Tax Cuts and Jobs Act; (ix) the resolution of current legal or regulatory proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal or regulatory proceedings or adverse rulings in such legal or regulatory proceedings; (x) changes or inaccuracies in market projections; and (xi) changes in the company's business strategy.

We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.
Footnotes
1    Throughout this press release, net income (loss) and diluted earnings per share ("EPS") are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended March 31,
	2018			2017
	As Reported ASC 606	Adjustment	ASC 605*	As Reported (ASC 605)
REVENUES:
Variable patent royalty revenue	$6,083	$3,994	$10,077	$15,859
Fixed-fee royalty revenue	57,671	20,511	78,182	73,367
Current patent royalties	63,754	24,505	88,259	89,226
Non-current patent royalties	23,344	(10,000)	13,344	—
Total patent royalties	87,098	14,505	101,603	89,226
Current technology solutions revenue	346	2,984	3,330	5,304
	$87,444	$17,489	$104,933	$94,530
OPERATING EXPENSES:
Patent administration and licensing	26,916	—	26,916	26,880
Development	16,174	—	16,174	19,781
Selling, general and administrative	14,204	—	14,204	13,901
	57,294	—	57,294	60,562
Income from operations	30,150	17,489	47,639	33,968
OTHER EXPENSE (NET)	(6,336)	4,676	(1,660)	(2,814)
Income before income taxes	23,814	22,165	45,979	31,154
INCOME TAX BENEFIT (EXPENSE)	4,915	(6,023)	(1,108)	1,624
NET INCOME	$28,729	$16,142	$44,871	$32,778
Net loss attributable to noncontrolling interest	(1,196)	—	(1,196)	(978)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$29,925	$16,142	$46,067	$33,756
NET INCOME PER COMMON SHARE — BASIC	$0.86	$0.47	$1.33	$0.98
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	34,641	—	34,641	34,370
NET INCOME PER COMMON SHARE — DILUTED	$0.84	$0.45	$1.29	$0.93
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	35,606	—	35,606	36,220
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$—	$0.35	$0.30

Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

*In the interest of comparability during the transition year to ASC 606, the company has provided its Summary Consolidated Statement of Income for the three months ended March 31, 2018 in accordance with both ASC 606 and previous accounting literature, ASC 605. The table above also shows the adjustments made to reconcile the ASC 605 presentation to ASC 606. The company believes this additional information is vital during the transition year to allow readers of its financial statements to compare financial results from the preceding financial year given the absence of restatement of the prior period. The ASC 605 information should be considered in addition to, not as a substitute for, nor superior to or in isolation from, the financial information prepared in accordance with ASC 606.

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended March 31,
	2018	2017
Income before income taxes	$23,814	$31,154
Taxes paid	(8,053)	(2,990)
Non-cash expenses	18,895	23,046
Increase in deferred revenue	7,829	185,000
Deferred revenue recognized	(53,121)	(78,921)
Increase (decrease) in operating working capital, deferred charges and other	10,041	(183,144)
Capital spending and capitalized patent costs	(8,434)	(8,055)
FREE CASH FLOW	(9,029)	(33,910)

Long-term investments	(4,250)	(501)
Dividends paid	(12,155)	(10,292)
Taxes withheld upon vesting of restricted stock units	(8,277)	(21,955)
Share repurchases	(6,024)	—
Net proceeds from exercise of stock options	—	82
Unrealized (loss) on short-term investments	(1,643)	(45)
NET DECREASE IN CASH AND SHORT-TERM INVESTMENTS	$(41,378)	$(66,621)

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	MARCH 31, 2018	DECEMBER 31, 2017
ASSETS
Cash & short-term investments	$1,116,617	$1,157,995
Accounts receivable (net)	66,789	216,293
Other current assets	24,992	21,506
Property & equipment and patents (net)	332,162	336,081
Other long-term assets (net)	85,598	122,545
TOTAL ASSETS	$1,626,158	$1,854,420

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	$50,538	$69,299
Current deferred revenue	75,652	307,142
Long-term deferred revenue	165,966	309,671
Long-term debt & other long-term liabilities	298,270	295,160
TOTAL LIABILITIES	590,426	981,272
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	1,019,047	855,267
Noncontrolling interest	16,685	17,881
TOTAL EQUITY	1,035,732	873,148
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,626,158	$1,854,420

RECONCILIATION OF FREE CASH FLOW TO NET CASH
USED IN OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash used in operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended March 31,
	2018	2017
Net cash (used in) operating activities	$(595)	$(25,855)
Purchases of property, equipment, & technology licenses	(399)	(268)
Capitalized patent costs	(8,035)	(7,787)
Free cash flow	$(9,029)	$(33,910)

CONTACT:	InterDigital, Inc.:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814